Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Registration Statement dated February 9, 2011 of our report dated January 12, 2011 relating to the consolidated financial statements of China Industrial Steel Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey
February 9, 2011